EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2016 First Quarter Results

Adjusted E.P.S. of $1.15 up 22% versus prior year

ALPHARETTA, GEORGIA — May 11, 2016 — Neenah Paper, Inc. (NYSE:NP) today reported 2016 first quarter results.

First Quarter Highlights

•            All-time record quarterly sales, operating income and adjusted earnings per share (E.P.S.), which included results from August 2015 acquisition of FiberMark.

•            Revenue growth of 13 percent to $242.1 million.

•            Operating income increase of 11 percent to $31.4 million (14 percent growth after excluding $1.1 million of adjusting items for integration and restructuring costs).

•            Earnings per diluted share from continuing operations up 18 percent to $1.11 compared with $0.94 per share in 2015. Excluding 2016 integration and restructuring costs of $0.04 per share, adjusted E.P.S. of $1.15 increased 22 percent.

•            Cash generated from operations of $16.0 million compared with $5.1 million in the prior year.

•            Cash dividends paid of $0.33 per share, up 10% from prior year. In addition, $5.3 million of shares were repurchased during the quarter.

Adjusted figures are non-GAAP measures and used to improve comparability of year-on-year results. These figures are reconciled to corresponding GAAP measures later in this release.

“We delivered considerable growth in profits and cash flows in the first quarter as our business teams continue to execute against value-adding initiatives, including the integration of FiberMark,” said John O’Donnell, Chief Executive Officer. “While global market and economic conditions remain less than stellar, this environment has helped moderate input costs and we’ve further improved results through synergies and manufacturing efficiencies. Our cash continues to be deployed where we can generate attractive returns, and in the first quarter this included capital spending for added US filtration capacity and increased returns to shareholders through share buybacks and a higher dividend.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales increased 13 percent to $242.1 million compared with $214.4 million in the first quarter of 2015. Revenues increased as a result of acquired sales in all segments and organic volume growth in Technical Products that more than offset modest unfavorable impacts from lower net selling prices and currency translation.

Selling, general and administrative (SG&A) expense of $26.4 million in the first quarter of 2016 increased from $20.8 million in the prior year. SG&A increased in 2016 primarily as a result of the addition of FiberMark, as well as timing of other expenses.

Operating income of $31.4 million in 2016 increased 11 percent compared with $28.4 million in 2015. Higher income in 2016 resulted primarily from revenue growth and lower input costs, including purchasing synergies and sourcing initiatives, that more than offset increased SG&A and other costs. Excluding $1.1 million of costs in 2016 for integration and restructuring related activities, adjusted 2016 operating income of $32.5 million increased 14 percent compared with the prior year.

Net interest expense of $2.9 million in 2016 was equal to the prior year. The 2016 effective tax rate of 33 percent compared with 37 percent in the first quarter of 2015. The lower rate in 2016 reflects timing of R&D credits, which are being recognized throughout 2016, but in 2015 were recognized all in the fourth quarter. The difference in timing resulted from the U.S. Congress permanently extending these credits beginning in December 2015.

Income from continuing operations of $19.0 million increased 18 percent compared with $16.1 million in the first quarter of 2015 as a result of higher operating income and a lower tax rate.

Cash Flow and Balance Sheet

Cash provided from operations in the first quarter of 2016 was $16.0 million compared with $5.1 million in the first quarter of 2015. Increased cash generation in the current year period resulted from a lower investment in working capital and higher earnings.

Capital spending of $11.3 million in the first quarter of 2016 compared with $5.7 million in the prior year period. Increased spending in 2016 was due to an investment to increase transportation filtration capacity in the U.S. that is expected to be largely complete by year end.

Debt of $238.8 million as of March 31, 2016 compared with $229.4 million on December 31, 2015 and $217.5 million as of March 31, 2015. Debt increased versus year ago levels as a result of partial funding for the acquisition.

Quarterly Segment Results

Technical Products net sales of $121.5 million increased 15 percent compared with prior year sales of $106.1 million. The increase in revenues resulted from both acquired sales and organic volume growth, partly offset by lower net selling prices and currency effects. After excluding $0.3 million in 2016 for integration costs, adjusted operating income of $19.5 million in the first quarter of 2016 increased 25 percent compared with prior year income of $15.6 million. Higher 2016 operating income resulted from increased sales and lower input costs that more than offset higher SG&A (including SG&A from the acquisition) and currency impacts.

Fine Paper & Packaging net sales were $113.8 million in the first quarter of 2016, up 5 percent compared with $108.3 million in the prior year. The increase in revenues reflected the addition of acquired sales. After excluding $0.3 million in 2016 for integration costs, adjusted operating income of $17.8 million in the first quarter of 2016 increased from $17.6 million in the prior year. Higher adjusted income in 2016 resulted from lower input costs, higher sales, and manufacturing efficiencies that were largely offset by a less favorable mix and increased SG&A, both due to acquired SG&A and timing of other expenses.

Unallocated corporate costs in the first quarter of 2016 were $5.3 million compared with $4.8 million in prior year period. Costs in 2016 increased primarily due to $0.3 million of restructuring related to the transportation filtration project.

Reconciliation to GAAP Measures

Adjustments to GAAP measures are made when they are believed to improve comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations	First Quarter
$ millions	2016	2015

GAAP Operating Income	$31.4	$28.4
Integration/Restructuring Costs	1.1	—
Adjusted Operating Income	$32.5	$28.4

GAAP Income	$19.0	$16.1
Integration/Restructuring Costs	0.7	—
Adjusted Income	$19.7	$16.1

GAAP Earnings per Diluted Common Share	$1.11	$0.94
Integration/Restructuring Costs	0.04	—
Adjusted Earnings per Share	$1.15	$0.94

Diluted Shares	16,981	16,988

Conference Call

A conference call and webcast to discuss first quarter earnings and other matters of interest will be held as noted below.

Date: Thursday, May 12, 2016

Time: 11:00 a.m. Eastern Time

Dial-In #:  (888) 893-0989 US/Canada or (706) 758-4223 International

Confirmation ID Code: 93391582

Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events/Presentations page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations — Events/Presentations section of the company’s web site, www.neenah.com.

A replay of the call will be available through the company’s web site until June 16, 2016 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 93391582.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding

Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

Net Sales	$242.1	$214.4
Cost of products sold	183.3	164.9
Gross Profit	58.8	49.5
Selling, general and administrative expenses	26.4	20.8
Integration/restructuring	1.1	—
Other (income) expense - net	(0.1)	0.3
Operating Income	31.4	28.4
Interest expense-net	2.9	2.9
Income From Operations Before Income Taxes	28.5	25.5
Provision for income taxes	9.5	9.4
Income From Continuing Operations	19.0	16.1
Income from discontinued operations, net of income taxes	—	0.2
Net Income	$19.0	$16.3

Earnings Per Common Share:
Basic
Continuing Operations	$1.12	$0.95
Discontinued Operations	—	0.01
	$1.12	$0.96

Diluted
Continuing Operations	$1.11	$0.94
Discontinued Operations	—	0.01
	$1.11	$0.95

Weighted Average Common Shares Outstanding (000s)
Basic	16,778	16,737
Diluted	16,981	16,988

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

Net Sales:
Technical Products	$121.5	$106.1
Fine Paper and Packaging	113.8	108.3
Other	6.8	—
Consolidated	$242.1	$214.4

Operating Income:
Technical Products	$19.2	$15.6
Fine Paper and Packaging	17.5	17.6
Other	—	—
Unallocated corporate costs	(5.3)	(4.8)
Consolidated	$31.4	$28.4

RECONCILIATION OF SEGMENT OPERATING INCOME

	Three Months Ended March 31,
	2016	2015
Technical Products
GAAP Operating Income	$19.2	$15.6
Integration/Restructuring Costs	0.3	—
Adjusted Operating Income	19.5	15.6

Fine Paper and Packaging
GAAP Operating Income	17.5	17.6
Integration/Restructuring Costs	0.3	—
Adjusted Operating Income	17.8	17.6

Other/Unallocated Corporate
GAAP Operating Income	(5.3)	(4.8)
Integration/Restructuring Costs	0.5	—
Adjusted Operating Income	(4.8)	(4.8)

Consolidated
GAAP Operating Income	31.4	28.4
Integration/Restructuring Costs	1.1	—
Adjusted Operating Income	$32.5	$28.4

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$5.1	$4.2
Accounts receivable - net	110.6	97.3
Inventories	127.3	120.6
Prepaid and other current assets	18.5	24.5
Total current assets	261.5	246.6
Property, plant and equipment - net	330.6	323.0
Deferred income taxes	16.3	20.0
Goodwill and other intangibles - net	151.4	151.3
Other non-current assets	11.4	10.5
Total assets	$771.2	$751.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.3	$1.2
Accounts payable	52.7	53.7
Accrued expenses	45.3	51.2
Total current liabilities	99.3	106.1
Long-term debt	237.5	228.2
Deferred income taxes	12.3	11.8
Non-current employee benefits	90.8	89.7
Other noncurrent obligations	4.0	4.0
Total liabilities	443.9	439.8
Stockholders’ equity	327.3	311.6
Total liabilities and stockholders’ equity	$771.2	$751.4

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating Activities
Net income	$19.0	$16.3
Depreciation and amortization	8.2	7.2
Stock-based compensation	2.5	1.9
Excess tax benefit from stock-based compensation	(0.1)	(0.5)
Deferred income tax provision	3.5	4.6
Non-cash effects of changes in uncertain income tax positions	—	(0.2)
(Increase) decrease in working capital	(18.6)	(25.5)
Pension and other postretirement benefits	1.7	0.8
Other	(0.2)	0.5
Net cash provided by operating activities	16.0	5.1
Investing Activities
Capital expenditures	(11.3)	(5.7)
Purchase of marketable securities	—	(0.1)
Other	(0.4)	(0.1)
Cash used in investing activities	(11.7)	(5.9)
Financing Activities
Short and long-term borrowings — net of debt issuance costs	89.1	—
Repayment of debt	(81.8)	(4.7)
Proceeds from exercise of stock options	0.1	0.2
Shares purchased	(5.3)	(3.3)
Cash dividends paid	(5.6)	(5.1)
Excess tax benefit from stock-based compensation	0.1	0.5
Cash used in financing activities	(3.4)	(12.4)
Effect of exchange rates on cash and cash equivalents	—	(0.6)
Net decrease in cash and cash equivalents	0.9	(13.8)
Cash and cash equivalents, beginning of the year	4.2	72.6
Cash and cash equivalents, end of the year	$5.1	$58.8